Exhibit 1





News Release
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SITRICK AND COMPANY, INC.              Contact:   Michael Sitrick
   LOS ANGELES/NEW YORK                           Sandi Sternberg
                                                  Sitrick And Company
                                                  (310) 788-2850


For Immediate Release
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   Lomas Sells Certain Assets of Mortgage Company To First Nationwide
         For $100 Million and Assumption of Certain Liabilities


    Dallas, Texas -- September 7, 1995 -- Lomas Financial
Corporation (NYSE:LFC) today announced that its mortgage banking subsidiary, Lomas Mortgage USA, Inc., has reached an agreement to sell certain assets to First Nationwide Mortgage Corporation, a subsidiary of First Nationwide Bank.

    The assets being acquired include Lomas' GNMA servicing rights, which represent approximately one-third of Lomas Mortgage's servicing portfolio, and its loan production business, including approximately $313 million principal amount of mortgage loans held for sale.

    The purchase price is $100 million in cash and the assumption of certain liabilities, including approximately $302 million of indebtedness secured by mortgage loans held for sale that are being acquired by First Nationwide. The purchase price is subject to balance sheet and other adjustments.

    The closing of the acquisition, presently scheduled for early
October, is subject to GNMA's approval of the servicing transfer to First Nationwide, among other conditions.

    Lomas said it is continuing to review various options with regard to the remainder of the company.

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1875 Century Park East, Suite 950
Los Angeles, CA  90067
(310) 788-2850   Fax: (310) 788-2855